Filed pursuant to Rule 424(b)(3)
Registration No. 333-148049

SENECA GLOBAL FUND, L.P.

SUPPLEMENT DATED JULY 22, 2011
TO
THE PROSPECTUS AND DISCLOSURE DOCUMENT
DATED MAY 2, 2011

This Supplement contains performance information for June 2011 for the Seneca Global Fund, L.P. (formerly Aspect Global Diversified Fund LP).  It supplements the Fund’s Prospectus and Disclosure Document dated May 2, 2011.  Prospective investors should review the contents of both this Supplement and the Prospectus carefully before deciding whether to invest in the Fund.

__________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement.  Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT SUPPLEMENT.

Seneca Global Fund, L.P. A Units
formerly Aspect Global Diversified Fund LP
Performance Update | June 2011

SGF Performance

	Month	YTD	1 Year	2 Years	Since Inception (Dec 2008)
SGF A Units	-3.59%	-7.38%	3.18%	3.05%	-4.21%
S&P 500 Total Return Index	-1.67%	6.02%	30.69%	22.29%	18.76%
S&P Goldman Sachs Commodity Index	-5.31%	2.71%	26.11%	9.21%	3.81%
It is not possible to invest directly in an index. Monthly returns on reverse.

Monthly Commentary	Trading Performance
The Fund finished lower this month with losses in equity indices, energies, agricultural commodities, metals and currencies offsetting profits from interest rate instruments. The markets were relatively quiet during the month, although concerns over Greece’s debt and the end of the Federal Reserve’s quantitative easing program weighed heavily in the news. A modest flight to quality sent equity prices lower and interest rate instruments higher for the second month in a row. While the rise in interest rate instrument prices benefited the Fund, the fall in equity prices went against the Fund’s long positions. Over the past several weeks, the Fund’s trading advisors reduced their long equity positions, reducing the impact. In commodities, improved supply coupled with weaker confidence in the global economy sent prices lower. The decline in commodity prices was led by a drop in energy prices and agricultural commodities, both of which went against the Fund’s long positions. For the year the Fund’s A Units were down 7.38% and for the last 12 months they were up 3.18%.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. Fund performance is net of all fees and expenses. The Fund commenced trading on September 1, 2008, and Series A Units commenced trading on December 1, 2008. Series A Units redeemed prior to the first anniversary of the subscription date will be subject to a Redemption Fee equal to the product of (i) 2.00% of the subscription price for such Series A Units on the subscription date, divided by twelve, and (ii) the number of months remaining before the first anniversary of the subscription date. Limited Partners will not be required to pay any Redemption Fees on Series A Units if such Limited Partners are subject to a mandatory redemption of their Units within the first year of purchase.

The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This must be read in conjunction with the full prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. A Units	Performance Update June 2011

Series A Performance Since December 2008

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008												4.31%	4.31%
2009	0.37%	0.57%	-4.55%	-4.18%	-2.77%	-10.02%	-1.91%	4.37%	3.01%	-5.76%	9.26%	-6.37%	-17.87%
2010	-3.61%	2.44%	4.06%	1.82%	-4.01%	0.80%	-1.98%	7.90%	0.98%	3.95%	-5.05%	5.70%	12.77%
2011	-1.83%	2.81%	-1.56%	4.96%	-7.89%	-3.59%							-7.38%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. Fund performance is net of all fees and expenses. The Fund commenced trading on September 1, 2008, and Series A Units commenced trading on December 1, 2008. Series A Units redeemed prior to the first anniversary of the subscription date will be subject to a Redemption Fee equal to the product of (i) 2.00% of the subscription price for such Series A Units on the subscription date, divided by twelve, and (ii) the number of months remaining before the first anniversary of the subscription date. Limited Partners will not be required to pay any Redemption Fees on Series A Units if such Limited Partners are subject to a mandatory redemption of their Units within the first year of purchase.

The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This must be read in conjunction with the full prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. B Units
formerly Aspect Global Diversified Fund LP
Performance Update | June  2011

SGF Performance

	Month	YTD	1 Year	2 Years	Since Inception (Nov 2008)
SGF B Units	-3.44%	-6.63%	4.84%	4.69%	-0.47%
S&P 500 Total Return Index	-1.67%	6.02%	30.69%	22.29%	14.87%
S&P Goldman Sachs Commodity Index	-5.31%	2.71%	26.11%	9.21%	-2.37%
It is not possible to invest directly in an index. Monthly returns on reverse.

Monthly Commentary	Trading Performance
The Fund finished lower this month with losses in equity indices, energies, agricultural commodities, metals and currencies offsetting profits from interest rate instruments. The markets were relatively quiet during the month, although concerns over Greece’s debt and the end of the Federal Reserve’s quantitative easing program weighed heavily in the news. A modest flight to quality sent equity prices lower and interest rate instruments higher for the second month in a row. While the rise in interest rate instrument prices benefited the Fund, the fall in equity prices went against the Fund’s long positions. Over the past several weeks, the Fund’s trading advisors reduced their long equity positions, reducing the impact. In commodities, improved supply coupled with weaker confidence in the global economy sent prices lower. The decline in commodity prices was led by a drop in energy prices and agricultural commodities, both of which went against the Fund’s long positions. For the year the Fund’s B Units were down 6.63% and for the last 12 months they were up 4.84%.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. Fund performance is net of all fees and expenses. The Fund commenced trading on September 1, 2008, and Series B Units commenced trading on November 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This must be read in conjunction with the full prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P.| 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. B Units	Performance Update June 2011

Series B Performance Since November 2008

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008											6.04%	4.42%	10.72%
2009	0.47%	0.67%	-4.40%	-4.05%	-2.65%	-9.90%	-1.78%	4.50%	3.15%	-5.63%	9.41%	-6.25%	-16.61%
2010	-3.49%	2.57%	4.19%	1.95%	-3.88%	0.93%	-1.86%	8.04%	1.11%	4.08%	-4.92%	5.83%	14.55%
2011	-1.70%	2.95%	-1.43%	5.10%	-7.77%	-3.44%							-6.63%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. Fund performance is net of all fees and expenses. The Fund commenced trading on September 1, 2008, and Series B Units commenced trading on November 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This must be read in conjunction with the full prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. I Units
formerly Aspect Global Diversified Fund LP
Performance Update | June  2011

SGF Performance

	Month	YTD	1 Year	2 Years	Since Inception (Sept 2008)
SGF I Units	-3.37%	-6.34%	5.48%	5.33%	4.76%
S&P 500 Total Return Index	-1.67%	6.02%	30.69%	22.29%	3.32%
S&P Goldman Sachs Commodity Index	-5.31%	2.71%	26.11%	9.21%	-17.01%
It is not possible to invest directly in an index. Monthly returns on reverse.

Monthly Commentary	Trading Performance
The Fund finished lower this month with losses in equity indices, energies, agricultural commodities, metals and currencies offsetting profits from interest rate instruments. The markets were relatively quiet during the month, although concerns over Greece’s debt and the end of the Federal Reserve’s quantitative easing program weighed heavily in the news. A modest flight to quality sent equity prices lower and interest rate instruments higher for the second month in a row. While the rise in interest rate instrument prices benefited the Fund, the fall in equity prices went against the Fund’s long positions. Over the past several weeks, the Fund’s trading advisors reduced their long equity positions, reducing the impact. In commodities, improved supply coupled with weaker confidence in the global economy sent prices lower. The decline in commodity prices was led by a drop in energy prices and agricultural commodities, both of which went against the Fund’s long positions. For the year the Fund’s I Units were down 6.34% and for the last 12 months they were up 5.48%.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. Fund performance is net of all fees and expenses. The Fund commenced trading on September 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This must be read in conjunction with the full prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com

Seneca Global Fund, L.P. I Units	Performance Update June 2011

Series I Performance Since September 2008

	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC	YEAR
2008									3.88%	9.32%	6.08%	4.46%	25.83%
2009	0.51%	0.71%	-4.23%	-4.00%	-2.60%	-9.86%	-1.73%	4.55%	3.20%	-5.59%	9.46%	-6.20%	-16.01%
2010	-3.44%	2.63%	4.24%	2.01%	-3.83%	0.98%	-1.81%	8.09%	1.16%	4.13%	-4.87%	5.89%	15.25%
2011	-1.65%	3.00%	-1.38%	5.15%	-7.72%	-3.37%							-6.34%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. Fund performance is net of all fees and expenses. The Fund commenced trading on September 1, 2008. The Fund employs leverage, is speculative, has significant expenses and is not suitable for all investors. No representation is made that the Fund will achieve its objectives or that any investor will achieve results comparable to those shown, or will be able to avoid incurring substantial losses. Before making any investment, please thoroughly review the Fund’s prospectus. This must be read in conjunction with the full prospectus in order to understand all of the implications and risks of the offering of securities to which it relates. A copy of the complete prospectus must be made available to you in connection with this offering.

Steben & Company, Inc. | General Partner, Seneca Global Fund, L.P. | 240 631 7600 | info@steben.com